EXHIBIT 10.3

Summary of Terms and Conditions of
Officer Performance Cash Award
June 5, 2018

Bristow Group Inc. (the “Company”) has awarded you effective as of the date hereof (“Award Date”) a Performance Cash Award as set forth on the website of the Company’s Plan administrator which represents the opportunity for you to receive a limited amount of cash upon the Company’s achievement of performance goals over a specified performance period (your “Performance Cash Award”). This award is made in accordance with and subject to the terms of the Bristow Group Inc. 2007 Long Term Incentive Plan, as amended (the “Plan”).

Your Performance Cash Award is more fully described below in this Summary of Terms and Conditions of Officer Performance Cash Award (the “Award Terms Summary”) as well as on the website of the Company’s Plan administrator. Any capitalized term used and not defined in the Award Terms Summary has the meaning set forth in the Plan. The terms and provisions of the Plan as in effect as of the Award Date regarding Performance Awards intended to qualify for the Performance-Based Exception shall apply to your Performance Cash Award and the Award Terms Summary. In the event there is an inconsistency between the terms of the Plan and the Award Terms Summary, the terms of the Plan shall control.

The amount of cash you may earn will be determined based upon the Company’s achievement of performance goals during the three year performance period described in more detail below.

Your Performance Cash Award is subject to the terms and conditions set forth in the Plan, the Prospectus for the Plan and this Award Terms Summary and any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors in accordance with the terms of the Plan. Note that in most circumstances, the amount to be paid to you pursuant to your Performance Cash Award will be taxable compensation income to you when paid. You should closely review the terms and conditions set forth below and the Plan Prospectus for important details about the tax treatment of your Performance Cash Award.

If you agree to the terms and conditions of this Performance Cash Award, please sign the Acknowledgment and Acceptance statement on the following page and return an original signed copy to the Company’s Corporate Secretary within 30 days of the Award Date.

This Award Terms Summary, the Plan, and any other related documents should be retained in your files for future reference.

The Performance Cash Award made to you effective as of the Award Date provides for the opportunity for you to receive, if certain conditions are met, a cash payment (“Performance Cash”), subject to the terms and conditions set forth in the Plan, the enclosed Prospectus for the Plan, any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”), and this Award Terms Summary.
1.Determination of Earned Cash
(a)    Earned Cash. The exact amount of the Performance Cash that will actually be earned by and awarded to you (the “Earned Cash”) will be based upon the level of achievement by the Company of the performance standards described below over the three-year period commencing on the close of trading on the New York Stock Exchange (“NYSE”) on March 30, 2018 and ending at the close of trading on the NYSE on March 31, 2021 (the “Performance Cycle”). The determination by the Committee with respect to the achievement of such performance standards will be made in

Bristow Group Inc.
2103 City West Blvd., 4th Floor, Houston, Texas 77042, United States
t (713) 267 7600 f (713) 267 7620 www.bristowgroup.com

the first fiscal quarter following the end of the Performance Cycle after all necessary Company and peer information is available. The specific date on which such determination is formally made and approved by the Committee is referred to as the “Determination Date.” After the Determination Date, the Company will notify you of the amount of Earned Cash, if any, to be actually awarded to you. If you are continuously employed by the Company or its subsidiaries through the end of the Performance Cycle, and you have not thereafter forfeited your Performance Cash Award pursuant to Section 2, the payment of the Earned Cash will be made 60 days after the end of the Performance Cycle.
The calculation of Earned Cash shall be weighted 50% based on the Company’s Total Shareholder Return ranking compared to a defined Peer Group at the end of the Performance Cycle and 50% based on the Company’s Adjusted EPS, each as determined by the Committee in its sole discretion.
“Total Shareholder Return” or “TSR” is defined for a given company as the change in share price plus cumulative dividends paid, assuming dividend reinvestment during the Performance Cycle, over share price at the beginning of the Performance Cycle of the applicable company. Earned Cash for the TSR performance component will be calculated by multiplying 50% of the target Performance Cash by the appropriate percentage set forth below for the TSR percentile rank achieved by the Company, provided that, notwithstanding the Company’s actual TSR rank, the percentage is capped at 100% if the Company’s TSR is negative and the percentage will not be less than 100% if the Company’s TSR is greater than 20%. For Total Shareholder Return performance between the percentile ranks noted below, linear interpolation will be used to calculate the exact amount of Earned Cash:

Percentile Rank	Percentage	Level
75	200.00%	Maximum
67	166.70%
58	133.30%
50	100.00%	Target
42	83.30%
33	66.70%
25	50.00%	Entry
Below 25th	ZERO

The Company’s defined “Peer Group” shall consist of the Company and the other companies included in the Simmons & Company Offshore Transportation Services group of companies (the “Simmons Group”). Except as provided in the last sentence of this paragraph, for calculation of Total Shareholder Return, the Peer Group will include those companies that are included in the Simmons Group as of the last trading day of March, 2018, as published in the April 2018 Energy in Perspective Simmons Report, and whose shares were publicly traded on a recognized exchange for all of the three-year Performance Cycle. Additionally, for purposes of calculation of the TSR percentile rank within the Simmons Group and the resulting Earned Cash, the Company shall be included as part of the Simmons Group. Any member of the Peer Group that restructures or files for bankruptcy during the Performance Cycle shall be ranked last in the Peer Group even if such company’s shares are not publicly traded during a portion of the Performance Cycle.
“Adjusted EPS” shall mean the Company’s average adjusted earnings per share during the Performance Cycle as reported in the Company’s earnings releases, as adjusted for gains and losses on asset sales, other material special items and decreases in total shares outstanding. Earned Cash for the Adjusted EPS performance component will be calculated by multiplying 50% of the target Performance Cash by the appropriate multiple set forth below for the Adjusted EPS achieved by the Company, using linear interpolation to determine the appropriate multiple for Adjusted EPS achievement that falls between the levels set forth below:

Adjusted EPS	Multiple	Level
Less than $-1.41	0.00x
$-1.41	0.50x	Entry
$-0.71	1.00x	Target
$-0.01	2.00x
$0.69 or more	3.00x	Maximum

(b)    Committee Determinations. In accordance with the provisions of the Plan, the Committee shall have the exclusive authority to make all determinations hereunder, including but not limited to the TSR ranking of the Company and its Peer Group and the appropriate multiple for Adjusted EPS. Without limiting the foregoing, the Committee shall have absolute discretion to determine the amount of Earned Cash to which you are entitled, if any, including without limitation such adjustments as may be necessary in the opinion of the Committee to account for changes since the date of this Award Terms Summary. The Committee’s determination shall be final, conclusive and binding upon you.
2.    Termination of Employment; Disability
(a)    Termination of Employment in General. Except as provided in the Company’s Management Severance Benefits Plan for U.S. Employees and Management Severance Benefits Plan for Non-U.S. Employees, as applicable, and Section 2 and Section 3 of this Award Terms Summary, if your employment terminates prior to the Determination Date, your Performance Cash Award shall be immediately forfeited, and you will not be entitled to receive any Earned Cash.
(b)    Termination of Employment due to Death; Disability. If your employment terminates by reason of your death prior to the Determination Date or if you incur a Disability prior to the Determination Date, then you will be entitled to receive Earned Cash in respect of your Performance Cash Award in an amount determined as if the TSR and Adjusted EPS performance standards were achieved at the target level (the “Target Level”). For purposes of this Award Terms Summary, “Disability” shall have the meaning given that term by the group disability insurance, if any, maintained by the Company for its employees or otherwise shall mean your complete inability, with or without a reasonable accommodation, to perform your duties with the Company on a full-time basis as a result of physical or mental illness or personal injury you have incurred for more than 12 weeks in any 52 week period, whether consecutive or not, as determined by an independent physician selected with your approval and the approval of the Company, and further, “Disability” must meet the requirements of Treasury Regulation Section 1.409A-3(i)(4). Earned Cash that becomes payable pursuant to this Section 2(b) shall be payable on the date that is 60 days after the date of your death or Disability, as applicable.
(c)    Termination of Employment due to Retirement. If your employment terminates prior to the Determination Date but more than six months after the Award Date by reason of your retirement under a retirement program of the Company or one of its Subsidiaries approved by the Committee after you have both attained age 62 and completed five continuous years of service or your combined age and length of service is 80 or above (as determined by the Committee), your Performance Cash Award will no longer be subject to forfeiture for termination of employment prior to the Determination

Date, and you may still become entitled to Earned Cash in accordance with Section 1 above if, and only to the extent that, the Company achieves the performance standards described in Section 1 above; provided, however, that the amount of Earned Cash otherwise payable to you under Section 1 shall be prorated by the ratio of the number of your months of continuous service from the beginning of the Performance Cycle to the date of retirement divided by thirty six. The payment of Earned Cash to U.S. taxpayers pursuant to this Section 2(c) will be made on the date that is 60 days after the end of the Performance Cycle. Payment of Earned Cash to non US taxpayers will be made in the next regularly scheduled paycheck after the Determination Date. For purposes of this Award Terms Summary, you are “Retirement Eligible” if you are a US taxpayer and, at any time prior to the calendar year in which the Performance Cycle ends, you will attain age 62 and have completed five continuous years of service or your combined age and length of service will be 80 or above (in either case as determined by the Committee).
(d)    Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of the termination of your employment, and its determination shall be final, conclusive and binding upon you.
3.    Change in Control
Notwithstanding any contrary provisions of this Award Terms Summary, upon your Qualifying Termination (as defined below) that occurs no later than 2 years after the date of consummation of a Change in Control, you will be entitled to receive Earned Cash in an amount equal to the Target Level. If you have retired and a Change in Control that meets the requirements of a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (a “409A Change in Control”) occurs prior to the date Earned Cash is paid to you in respect of the Performance Cash Award, then you will be entitled to receive Earned Cash in an amount equal to the Target Level, pro-rated as provided in Section 2(c), in lieu of any other payments of Earned Cash. A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Shares representing 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with subclauses (i), (ii) and (iii) of clause (c) below; or
(b) Individuals who, as of the Effective Date of the Plan, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this clause (b), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c) Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or
(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company.
A “Qualifying Termination” means your (i) involuntary termination by the Company or its affiliates without Cause or (ii) retirement under a retirement program of the Company or one of its subsidiaries approved by the Committee after you have attained age 62 and have completed five continuous years of service or your combined age and length of service is 80 or above (in either case as determined by the Committee). “Cause” means your (i) willful failure to substantially perform the duties assigned to you by the Board or by your supervisor, other than any such failure resulting from incapacity due to physical or mental illness; (ii) commission of malfeasance, fraud, or dishonesty, or your willful and material violation of Company policies; (iii) indictment or formal charge for, and subsequent conviction of, or plea of guilty or nolo contendere to, a felony, or a misdemeanor involving moral turpitude; or (iv) material breach of any agreement with the Company or its affiliates. “Cause” shall not include your refusal to accept the relocation of your job to a location more than (A) fifty (50) miles from your then current work location or (B) the distance for moves specified from time to time by the Internal Revenue Service as the “distance test” for deductibility of moving expenses, whichever distance is greater.
Any Earned Cash that is payable pursuant to this Section 3 shall be paid on the applicable date as follows: (i) if you are employed by the Company or its affiliates on the date of the Change in Control, the first to occur of (A) the date that is 60 days after the end of the full three-year Performance Cycle or (B) the date of your Qualifying Termination, subject to Section 8(c) below, or (ii) if you retired prior to the Change in Control, (A) if the Change in Control is a 409A Change in Control, the date that is 30 days after the date of the consummation of the Change in Control or (B) if the Change in Control is not a 409A Change in Control, the date that is 60 days after the end of the full three-year Performance Cycle.
4.    Tax Consequences and Income Tax Withholding
(a)    You should review the Plan Prospectus for a general summary of the U.S. federal income tax consequences of your receipt of this Performance Cash Award based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax law. Neither the Company nor the Committee guarantees the tax consequences of your Performance Cash Award. You are advised to consult your own tax advisor regarding the application of the tax laws to your particular situation.
(b)    The Performance Cash Award under this Award Terms Summary is subject to the satisfaction of any applicable U.S. federal, state or local withholding tax liability arising in connection with the Performance Cash Award. The Company will withhold the necessary amount from your Earned Cash upon making payment to you as required by law. You may not elect for such withholding to be greater than the minimum statutory withholding tax liability arising from the Performance Cash Award.
(c)    In addition, you must make arrangements satisfactory to the Committee to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from the Performance Cash Award hereunder.
5.    Effect on Other Benefits
Income recognized by you as a result of this Performance Cash Award, and the entitlement to and payment of your Earned Cash, will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.
6.    Compliance With Laws
This Award Terms Summary and your Performance Cash Award shall be subject to all applicable federal and state laws. The Plan and this Award Terms Summary shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.
7.    Clawback Policy
To the extent applicable to you, all or any portion of your Performance Cash Award may be subject to forfeiture, and all or any portion of any Earned Cash that may be paid to you in settlement of your Performance Cash Award may be subject to recoupment or repayment, pursuant to the Financial Clawback Policy or other Clawback Policy established or adopted by the Company’s Board of Directors from time to time as described in the Company’s Corporate Governance Guidelines
8.    Miscellaneous
(a)    Not an Agreement for Continued Employment or Services. This Award Terms Summary and your Performance Cash Award will not, and no provision of this Award Terms Summary will be construed or interpreted to, create any right to be employed by or to provide services to or to continue your employment with or to continue providing services to the Company or the Company’s affiliates, or to the Parent or Subsidiaries or their affiliates.
(b)    Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in this Performance Cash Award is subject to the terms of this Award Terms Summary. Nothing in this Award Terms Summary shall create a community property interest where none otherwise exists.

(c)    Amendment for Code Section 409A. This Performance Cash Award is intended to be exempt from or compliant with Code Section 409A. If the Committee determines that this Performance Cash Award may be subject to additional tax under Code Section 409A, the Committee may, in its sole discretion, amend the terms and conditions of this Award Terms Summary to the extent necessary to comply with Code Section 409A or otherwise to exempt the Performance Cash Award from Code Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection therewith. To the extent required to comply with Code Section 409A, you shall be considered to have terminated employment with the Company when you incur a “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i). Notwithstanding any other provision in this Award Terms Summary to the contrary, payments payable under this Award Terms Summary due to a “separation from service” within the meaning of Code Section 409A that are deferred compensation subject to (and not otherwise exempt from) Code Section 409A that would otherwise be paid or provided during the six-month period commencing on the date your “separation from service” within the meaning of Code Section 409A, shall be deferred until the first business day after the date that is six (6) months following your “separation from service” within the meaning of Code Section 409A
If you have any questions regarding your Performance Cash Award or would like to obtain additional information about the Plan or the Committee, please contact the Company’s General Counsel, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042 (telephone (713) 267 ‑ 7600). This Award Terms Summary, the Plan and all related documents should be retained in your files for future reference.

Acknowledgement and Acceptance

I, the undersigned, acknowledge that certain terms of this Performance Cash Award may supersede the terms of another agreement between me and the Company or a Company policy otherwise applicable to me, and I hereby accept this Performance Cash Award subject to the terms, provisions and conditions of the Plan, the Award Terms Summary, the administrative interpretations thereof and the determinations of the Committee.

Date:	2018	Signature:
[Name]